Exhibit 99.1

Actuate Reports First Quarter 2011 Financial Results

Year over Year Growth: License Revenue Up 22%; BIRT License Business Up 404%; Non-GAAP Fully Diluted EPS Up 50%.

SAN MATEO, Calif.--(BUSINESS WIRE)--April 26, 2011--Actuate Corporation (NASDAQ:BIRT), the people behind BIRT® and the leading open source Business Intelligence (BI) vendor, today announced financial results for the first quarter of 2011.

First Quarter 2011 Financial and Operational Highlights:

  Q1 BIRT license business of $6.1 million, up 404% year-over-year;
  Closed 46 BIRT license transactions in Q1, up 18% from a year ago;
  Q1 license revenue of $11.7 million, up 22% year-over year;
  Q1 non-GAAP operating income of $5.6 million, up 17% year-over-year; corresponding increase in operating margin of 160 basis points to 17.5%;
  Q1 revenue included 3 transactions with a license component in excess of $1.0 million;
  First quarter total cash, cash equivalents and investments of $82.9 million, up 22% year-over-year;
  Non-GAAP fully diluted EPS of $0.09 up 50% over the prior year.

“Actuate’s BIRT license growth speaks for itself and is a clear signal that our e.Report customer base as well as new prospects are buying BIRT. For the first time, BIRT licenses represented more than half of license revenue reported during the quarter, a sign that BIRT is being adopted as an enterprise standard BI technology,” said Pete Cittadini, President and CEO of Actuate. “With strong fundamentals and top-notch execution, I expect BIRT to continue to power our organic growth for the foreseeable future.”

“Actuate’s core growth continues on a solid trajectory, fuelled by a growing BIRT community and the strong reception to our value-added products for BIRT,” said Dan Gaudreau, CFO and SVP Operations. “Q1 2011 marks the sixth consecutive quarter of year-over-year license revenue growth and the fifth consecutive quarter of year-over-year double-digit license revenue growth.”

Tweet this: #Actuate Q1 2011 NASDAQ: Solid YOY Growth: BIRT: License revenue +22% #BIRT license business +404% YOY, FD EPS +50%

Revenues as reported in accordance with U.S. generally accepted accounting principles (GAAP) for the first quarter of 2011 were $32.1 million, compared with $29.1 million in the first quarter of 2010. License revenues for the first quarter of 2011 were $11.7 million, up 22% when compared with $9.6 million in the year-ago quarter. Services revenues for the quarter were $20.4 million, compared with $19.5 million reported in the same quarter last year.

GAAP operating income was $2.7 million for the first quarter of 2011, compared with $930,000 in the first quarter of 2010. GAAP net income for the first quarter of 2011 was $1.7 million, or $0.03 per diluted share, compared with net income of $1.6 million, or $0.03 per diluted share, in the first quarter of 2010. Non-GAAP net income for the first quarter of 2011 was $4.4 million, or $0.09 per diluted share, compared with non-GAAP net income of $3.1 million, or $0.06 per diluted share in the first quarter of 2010. Non-GAAP operating margin for the first quarter of 2011 was 17.5% compared with non-GAAP operating margin of 15.9% in the first quarter of 2010.

Cash flow from operations was $2.5 million for the first quarter of 2011. Cash, cash equivalents and short-term investments totaled $82.9 million on March 31, 2011, up from $79.3 million on December 31, 2010.

First Quarter 2011 Business Highlights

  Launched X2BIRT, a first-to-market capability to leverage high-volume output and archived data sources for BI;
  Q1 BIRT license business originating from Eclipse BIRT users up over 60% from a year ago;
  BIRT Mobile ranked as a leading mobile BI solution according to the Dresner Advisory Services (DAS) ‘Mobile Business Intelligence Market Study’ report;
  Added user configurable dashboards, in-memory analytics and support for additional data sources to BIRT onDemand, Actuate’s Software as a Service (SaaS) Solution for BI and Reporting;
  Appointed Timothy B. Yeaton, CEO of Black Duck to the Company’s Board of Directors;
  Formed a technology alliance with Talend, a global open source software leader, to collaboratively deliver open source BI solutions;
  Information Management magazine editors selected Actuate to its ‘40 Vendors We're Watching in 2011’ list for being among the first enterprise software vendors strategically committed to open source;
  For the 4th consecutive year, Actuate won the MarketTools ACE (Achievement in Customer Excellence) Award;
  Over 2,500 people worldwide have attended a BIRT Roadshow, a one day introduction to BIRT and Actuate;
  Actuate’s Xenos Group included in KMWorld magazine's list of ‘100 Companies that Matter’ in Knowledge Management.

During the first quarter, Actuate received significant new and repeat business from organizations including: Abu Dhabi Police, Bank of America Corporation, Board Of Cooperative Educational Services of Nassau County (Nassau BOCES), CA, Inc., General Motors Corporation, GE Aircraft Engines, Genex Services, Inc., Hewlett Packard, HSBC Private Bank (Suisse) SA, IDS GmbH - Analysis & Reporting Services, JP Morgan Chase & Co., MetLife Inc., Motorola Inc., mZinga (KnowledgePlanet Inc.), The NHS Business Services Authority (NHSBSA), Sempra Energy Trading, Standard & Poor’s (IMAKE Consulting), Tennessee Valley Authority, T-SYSTEMS ITC IBERIA S.A.U and USEC Inc.

Conference Call Information

Actuate’s management will be holding a conference call at 2:00 p.m. PT (5:00 p.m. ET) today, April 26, 2011 to further discuss these results. The dial-in number for the call is 877-407-8035 (201-689-8035 for international participants) and the conference ID is #370883. The conference call will be broadcast live at http://www.actuate.com/investor and will be available as an archived replay for a limited time thereafter.

Actuate – the people behind BIRT

Actuate founded and co-leads the Eclipse BIRT open source project. ActuateOne is a unified suite of products for rapidly developing and deploying BIRT-based custom Business Intelligence applications and information applications. Applications built with ActuateOne provide one user experience regardless of task or skill level; are supported by one server for any deployment including cloud and are built with one BIRT design that can access and integrate any data source - including high volume print streams. ActuateOne adds rich data visualizations, including interactivity, dashboards, analytics, and deployment options to web and mobile BIRT applications, helping organizations drive revenue through higher customer satisfaction and improved operational performance.

Actuate has over 4,700 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol BIRT. For more information, visit the company's web site at www.actuate.com or visit the BIRT community at www.birt-exchange.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, equity plan-related compensation expenses, acquisition related expenses, restructuring charges, other one-time termination costs and other charges and gains which management does not consider reflective of our core operating business. Non-GAAP net income also includes an adjustment to add back revenue that could not be recognized due to the impact of purchase accounting on the acquired Xenos revenue contracts. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are adjusted in the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges and other one-time termination costs are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) Acquisition related costs are costs incurred in concluding our acquisition of Xenos Group, Inc. The acquisition was closed in February 2010. These costs are excluded because they are inconsistent in amount and frequency and are directly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. These acquisition-related costs are unrelated to the Company's core operations in the ordinary course and are not included in our annual operating plan and related budget.

e) The deferred revenue adjustment relates to our acquisition of Xenos Group, Inc, which was concluded in February 2010. In accordance with the fair value provisions of Accounting Standards Codification (“ASC”) 805, Business Combination, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.3 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related terms are renewed in future periods.

f) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company is using a normalized effective tax rate of 20%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's employee equity incentive and employee stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 20% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site for a limited time at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application, performance management, business intelligence and print stream software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of acquisitions on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2010 Annual Report on Form 10-K filed on March 11, 2011.

Copyright © 2011 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$82,902	$79,324
Accounts receivable, net	30,191	28,642
Other current assets	6,610	5,845
Total current assets	119,703	113,811
Property and equipment, net	2,932	3,126
Goodwill and other intangibles, net	61,283	61,916
Other assets	16,833	16,778
	$200,751	$195,631

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,713	$1,589
Restructuring liabilities	874	1,285
Accrued compensation	5,461	5,950
Other accrued liabilities	5,776	5,051
Income taxes payable	784	2,030
Deferred revenue	46,702	44,600
Total current liabilities	61,310	60,505

Long term liabilities:
Notes payable	40,000	40,000
Other deferred liabilities	172	268
Deferred revenue	1,305	1,347
Tax liabilities	853	889
Total long term liabilities	42,330	42,504

Stockholders' equity & non-controlling interest	97,111	92,622
	$200,751	$195,631

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
License fees	$11,657	$9,592
Services	20,431	19,482
Total revenues	32,088	29,074

Costs and expenses:
Cost of license fees	481	440
Cost of services	5,431	4,527
Sales and marketing	11,025	9,524
Research and development	6,381	5,922
General and administrative	5,434	6,983
Amortization of purchased intangibles	359	361
Restructuring charges	294	387
Total costs and expenses	29,405	28,144
Income from operations	2,683	930
Interest income and other income/(expense), net	280	(503)
Interest expense	(412)	(417)
Income before income taxes	2,551	10
Provision for (benefit from) income taxes	872	(1,549)
Net income	1,679	1,559
Basic net income per share	$0.04	$0.03
Shares used in basic per share calculation	45,868	45,397
Diluted net income per share	$0.03	$0.03
Shares used in diluted per share calculation	50,262	50,214

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended
Revenue reconciliation:	March 31,		(a)
	2011	2010	Notes
GAAP revenue	$32,088	$29,074
Non-GAAP adjustments:
Deferred revenue adjustment - Xenos	45	1,023	(g)
Total non-GAAP revenues	$32,133	$30,097

	Three Months Ended
	March 31,		(a)
Operating expense reconciliation:	2011	2010	Notes

GAAP operating expenses	$29,405	$28,144
Non-GAAP adjustments:
Amortization of purchased technology	(274)	(238)	(b)
Amortization of other intangibles	(359)	(361)	(c)
Stock-based compensation expense	(1,815)	(1,444)	(d)
Restructuring charges	(294)	(387)	(e)
Acquisition related costs	-	(407)	(f)
Other one-time termination costs	(148)	-	(h)
Total non-GAAP operating expenses	$26,515	$25,307

	Three Months Ended
Operating income reconciliation:	March 31,		(a)
	2011	2010	Notes
Total non-GAAP revenues	$32,133	$30,097
Total non-GAAP operating expenses	(26,515)	(25,307)
Total non-GAAP operating income	$5,618	$4,790

	Three Months Ended
Net income reconciliation:	March 31,		(a)
	2011	2010	Notes
GAAP income before income taxes	$2,551	$10
Non-GAAP adjustments:
Amortization of purchased technology	274	238	(b)
Amortization of other intangibles	359	361	(c)
Stock-based compensation expense	1,815	1,444	(d)
Restructuring charges	294	387	(e)
Acquisition related costs	-	407	(f)
Deferred revenue adjustment - Xenos	45	1,023	(g)
Other one-time termination costs	148	-	(h)
Non-GAAP income before income taxes	5,486	3,870
Non-GAAP tax provision	1,097	774	(i)
Non-GAAP net income	4,389	3,096
Basic non-GAAP net income per share	$0.10	$0.07
Shares used in basic per share calculation	45,868	45,397
Diluted non-GAAP net income per share	$0.09	$0.06
Shares used in diluted per share calculation	50,887	50,726	(j)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Xenos acquisition transaction in February 2010 and Performancesoft acquisition transaction in January 2006. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method. Actuate adopted the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. For the three months ended March 31, 2011, stock-based expense included approximately (in thousands): $352, $362, $312, and $789, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the first quarter of 2011 consist of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force. Included for the 2011 year are charges related to prior facility closures. These charges were based on actual and estimated costs incurred including estimates of sublease income on portions of our idle facilities that we periodically update based on market conditions and in accordance with our restructuring plans. The restructuring expense for the first quarter of 2010 consist of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force that was implemented in January 2010.

(f) Costs associated with the acquisition of Xenos Group Inc.

(g) The deferred revenue adjustment relates to our acquisition of Xenos, Inc, which was concluded in February of 2010. In accordance with the fair value provisions of EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, acquired deferred revenue of approximately $1.5 million was recorded on the opening balance sheet, which was approximately $3.3 million lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment.

(h) Other one-time termination costs relate to benefits provided to the estate of one of Actuate's senior executives who passed away on December 31, 2010. The benefits were approved by the Compensation Committee of the Board of Directors in February 2011.

(i) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 20%.

(j) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
Operating activities	2011	2010
Net income	$1,679	$1,559
Adjustments to reconcile net income to net cash from operating activities:
Stock based compensation expense related to stock options and employee stock purchase plan	1,219	1,444
Excess tax benefits from stock-based compensation	(94)	(409)
Amortization of other purchased intangibles	633	599
Amortization of debt issuance cost	72	71
Depreciation	516	500
Unrealized gain on Auction Rate Securities	-	40
Loss on fair value of put option	-	(53)
Accretion of discount on short-term debt securities	166	(6)
Change in valuation allowance on deferred tax assets	54	(1,571)
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable, net	(1,549)	15,184
Other current assets	(592)	2,626
Accounts payable	124	(1,526)
Accrued compensation	(489)	(1,093)
Other accrued liabilities	725	(2,555)
Deferred tax assets, net of liabilities	(159)	168
Income tax receivable	(168)	488
Income tax payable	(1,190)	(758)
Other deferred liabilities	(96)	(86)
Restructuring liabilities	(437)	(726)
Deferred revenue	2,060	(2,456)
Net cash provided by operating activities	2,474	11,440

Investing activities
Purchases of property and equipment	(322)	(265)
Proceeds from maturity of investments	15,111	4,618
Purchases of short-term investments	(14,333)	(11,924)
Acquisition of Xenos Group Inc., net of cash acquired	-	(27,343)
Net change in other non-current assets	(2)	(213)
Net cash provided by (used in) investing activities	454	(35,127)

Financing activities
Proceeds from the credit facility, net of issuance cost	-	9,986
Excess tax benefits from exercise of stock options	94	409
Proceeds from issuance of common stock	1,023	2,479
Stock repurchases	-	(4,999)
Net cash provided by financing activities	1,117	7,875
Net increase (decrease) in cash and cash equivalents	4,045	(15,812)
Effects of exchange rates on cash and cash equivalents	475	(61)
Cash and cash equivalents at the beginning of the period	33,269	53,173
Cash and cash equivalents at the end of the period	$37,789	$37,300

CONTACT:
Actuate Corporation
Ingrid Ebeling, 650-645-3555
ir@actuate.com